Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 10, 2005, accompanying the consolidated financial statements included in the Annual Report of AMS Health Sciences, Inc. and Subsidiaries on Form 10-KSB for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of AMS Health Sciences, Inc. and Subsidiaries on Forms S-8 (File No. 333-109093, effective September 24, 2003, File No. 333-30438, effective February 15, 2000 and File No. 333-91401, effective November 23, 1999).

/S/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
March 28, 2006